Prospectus Supplement No. 1                   Filed Pursuant To Rule 424(b)(3)
To Prospectus Dated March 24, 2000                  Registration No. 333-32676

                                 C-COR.net CORP.

                        1,650,447 Shares of Common Stock

     This Prospectus Supplement supplements information contained in that certain Prospectus of C-COR.net Corp. (the "Company") dated March 24, 2000 relating to the resale by the selling shareholders listed therein of shares of Common Stock, par value of $0.05 per share (the "Common Stock"), of the Company. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

     The table on page 22 of the Prospectus under the heading "SELLING SHAREHOLDERS" is hereby amended (i) to amend and restate the information listed with respect to selling shareholders Rick Beckett and David M. Dodson, since these shareholders have donated certain of their shares of Common Stock covered by the Prospectus, and (ii) to identify the Fidelity Charitable Gift Fund and as an additional selling shareholder.

                                                      Securities Owned                                 Securities Owned
                                                              Prior to Offering                             After Offering
                                             -------------------------------------------            ---------------------------
                                                          Shares of                              Number of
                                      Shares of         Common Stock        Percent of           Shares of         Percent of
Name of Selling Shareholder         Common Stock    Offered Hereby/(1) /   Common Stock        Common Stock        Common Stock
--------------------------------    ------------    -------------------    ------------        ------------        ------------

Rick Beckett (2)................        5,881                5,881               *                     0                     *
David M. Dodson (3).............    62,192(5)               40,451               *                 21,741(6)                 *
Fidelity Charitable Gift Fund (4)   10,250                  10,250               *                     0                     *

---------------------------------
*Less than one percent.

(1) Does not include shares of common stock issuable by C-COR.net upon the exercise of certain options which are being offered by C-COR.net pursuant to the Prospectus.
(2) Rick Beckett donated 730 shares to the Fidelity Charitable Gift Fund.
(3) David M. Dodson donated 9,520 shares to the Fidelity Charitable Gift Fund.
(4) Fidelity Charitable Gift Fund received 730 shares from Rick Beckett and 9,520 shares from David M. Dodson.
(5) Includes shares of common stock that are issuable by C-COR.net upon the exercise of options that were fully exercisable as of February 18, 2000.
(6) Consists of shares of common stock that are issuable by C-COR.net upon the exercise of options that were fully exercisable as of February 18, 2000.

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     AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

                         ------------------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus Supplement is November 16, 2000